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Exhibit 99.4

TVSN ASIA PACIFIC (HOLDINGS) LIMITED AND SUBSIDARIES
UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED
31 DECEMBER 2004, 2003 AND 2002

TVSN Asia Pacific (Holdings) Limited and Subsidaries

Consolidated Statements of Operations

for the Years Ended 31 December

(Unaudited)

	Note	2004	2003	2002
		US$	US$	US$
Turnover	4	$9,658,256	$10,651,357	$8,479,803
Cost of sales		(5,159,615)	(5,457,870)	(4,719,667)

Gross profit		4,498,641	5,193,487	3,760,136
Other revenue		4,500	12,922	7,637
Distribution costs		(5,986,204)	(5,900,722)	(6,474,460)
Administrative expenses		(7,549,281)	(10,028,781)	(8,004,928)
Other operating expenses	3	(2,484,743)	(141,359)	(2,660,193)

Operating loss		(11,517,087)	(10,864,453)	(13,371,808)
Finance costs	7	(7,405,746)	(3,521,368)	(846,308)

Loss before taxation	5	(18,922,833)	(14,385,821)	(14,218,116)
Taxation	6	—	—	—

Net loss		(18,922,833)	(14,385,821)	(14,218,116)
Accumulated losses brought forward		(57,756,939)	(43,371,118)	(29,153,002)

Accumulated losses carried forward		$(76,679,772)	$(57,756,939)	$(43,371,118)

No separate statement of changes in equity has been prepared as the net loss for the year would be the only component of this statement.

The notes on pages 5 to 20 form part of these financial statements.

TVSN Asia Pacific (Holdings) Limited and Subsidiaries

Consolidated Balance Sheets

As At 31 December

(Unaudited)

	Note	2004	2003
		US$	US$
Non-current assets
Fixed assets	9	$945,734	$3,389,618
Intangible assets	10	23,292	24,917
Goodwill	11	—	898,896

		969,026	4,313,431

Current assets
Inventories	12	1,363,043	2,275,200
Trade and other receivables	13	2,290,119	2,358,838
Bank balances and cash		768,260	926,163

		4,421,422	5,560,201

Current liabilities
Trade and other payables	14	3,752,206	3,501,441
Short-term bank loans	15	5,297,101	—
Shareholders' loans, current portion	16	42,958,478	—

		52,007,785	3,501,441

Net current (liabilities)/assets		(47,586,363)	2,058,760

Total assets less current liabilities		$(46,617,337)	$6,372,191

Financed by:
Share capital	18	$45,000	$45,000
Capital surplus		30,017,435	30,017,435
Accumulated losses		(76,679,772)	(57,756,939)

Shareholders' deficits		(46,617,337)	(27,694,504)

Non-current liabilities
Shareholders' loans	16	—	34,066,695

		$(46,617,337)	$6,372,191

The notes on pages 5 to 20 form part of these financial statements.

TVSN Asia Pacific (Holdings) Limited and Subsidiaries

Consolidated Cash Flow Statements

for the Years Ended 31 December

(Unaudited)

	Note	2004	2003	2002
		US$	US$	US$
Net cash outflow used in operating activities	19	$(6,459,980)	$(8,713,822)	$(12,855,030)

Investing activities
Purchase of fixed assets		(584,077)	(1,668,881)	(1,618,514)
Proceeds from disposal of fixed assets		9,282	—	—
Purchase of intangible assets		—	—	(873)

Net cash outflow used in investing activities		(574,795)	(1,668,881)	(1,619,387)

Financing activities
Proceeds from borrowings		12,186,799	9,480,000	13,531,151
Repayment of borrowings		(5,309,927)	—	—

Net cash provided by financing activities	19	6,876,872	9,480,000	13,531,151

Net decrease in cash and cash equivalents		(157,903)	(902,703)	(943,266)
Cash and cash equivalents at 1 January		926,163	1,828,866	2,772,132

Cash and cash equivalents at 31 December		$768,260	$926,163	$1,828,866

The notes on pages 5 to 20 form part of these financial statements.

TVSN Asia Pacific (Holdings) Limited and Subsidiaries

Notes to the Consolidated Financial Statements

(Unaudited)

1    Basis of preparation of the financial statements

(a)   Organisation and nature of operations

        TVSN Asia Pacific (Holdings) Limited (the "Company") and its subsidiaries (collectively, the "Group") are engaged in the retailing of products in the People's Republic of China ("PRC"). Sales are made as a result of retail sales programs shown on television channels in the PRC, through catalogues and the internet, and the operation of retail outlets.

        The following list contains the particulars of subsidiaries which principally affected the results, assets or liabilities of the Group. All of these entities have been consolidated into the Group financial statements.

			Proportional of ownership interest (%)
Name of Company	Place of incorporation and operation	Particulars of paid up capital	Group's effect ive interest	held by the Company	held by subsidiary	Principal activity
		(US$)
TVSN China (Holdings) Limited	British Virgin Islands	$35,546	100	100	—	Investment holding
TVSN China Limited	Hong Kong	$64,103	100	—	100	Investment holding/Retailing
Home Shopping Shanghai Limited (Note 1)	People's Republic of China	$25,716,974	65	—	65	Retailing
EC 2 Limited	People's Republic of China	$350,000	100	—	100	Dormant
TVSN International Trading (Shanghai) Co., Ltd.	People's Republic of China	$200,000	100	—	100	Dormant
Visualstar Limited (Note 1)	People's Republic of China	$300,000	49	—	49	Media products design, production and distribution

Note 1:

Although ownership interest in these two companies was less than 100%, they were considered as wholly-owned subsidiaries of the Group for the purpose of consolidation. Please refer to the following paragraphs for explanation.

        Before 16 April 2004, the laws of the PRC restrict the extent of foreign ownership in PRC entities in certain industries including both retailing and advertising. TVSN China Limited ("TVSN China"), a wholly owned subsidiary of the Company, holds 65% and 49% equity interests in Home Shopping Shanghai Limited ("HSSL") and Visualstar Limited ("Visualstar") respectively which represent the maximum foreign ownership permitted in these companies before 2004. The remaining 35% equity in HSSL is owned by a PRC incorporated entity in which neither the Company nor any of its subsidiaries or shareholders have an equity interest. The remaining 51% equity in Visualstar is owned by a subsidiary of this PRC entity.

        The Group has entered into agreements with the other shareholders of HSSL and Visualstar whereby TVSN China has been granted an option to acquire additional equity interests in HSSL and Visualstar at such time as the PRC laws permit, in order that TVSN China may hold the maximum equity interest permissible for foreign investors in these companies under the applicable PRC laws. Similar to any share purchase transaction that involves a PRC state-owned enterprise, the exercise of such option is subject to the approval of the relevant PRC authorities. The agreements provide that the purchase price payable by TVSN China on exercise of such option shall be in proportion to the net assets of HSSL and Visualstar acquired at the time of exercising the option, but shall in no case be less than the registered capital subscribed by the other shareholders in HSSL and Visualstar.

        At 31 December 2004 TVSN China has made interest free loans totaling US$4,829,188 (2003: US$4,829,188) and US$153,000 (2003: US$153,000) to a subsidiary of the other shareholder in HSSL to finance this shareholder and its subsidiary's investments in the registered capital of HSSL and Visualstar respectively. The loan agreements provide that settlement of these loans can only be made by set off against the amounts payable by TVSN China upon exercise of its above options to increase its equity interest in HSSL and Visualstar (at such time as the PRC laws permit and subject to the approval of the relevant PRC authorities) and that the loans are not repayable in any other manner.

        The other shareholders of HSSL and Visualstar do not participate in the management and operations of HSSL and Visualstar. In addition, Visualstar provides HSSL with advertising related services and its sole source of income to date has been from service fees charged to HSSL. Given these factors and the terms of the loan and option agreements above, the directors consider that the Group has effective control over HSSL and Visualstar.

        The directors are of the opinion that, following the PRC's accession to the World Trade Organization, the PRC laws have been amended to enable TVSN China to exercise its options to increase its equity interests in HSSL and Visualstar. The directors' intention is that TVSN China will exercise its option to increase its equity interests in HSSL and Visualstar to the maximum extent permissible under PRC law.

        Both HSSL and Visualstar have incurred accumulated losses as at 31 December 2004. In view of the terms of the above loan and other agreements, the directors consider that the Group will be required to fund the entire losses of HSSL and Visualstar. Accordingly, the directors consider it appropriate to account for the above loans as part of TVSN China's cost of investment in HSSL and Visualstar and to consolidate the results and financial position of HSSL and Visualstar within the accounts of the Group as if these entities were wholly owned by the Group.

(b)   Going concern

        For the year ended 31 December 2004, the Group reported a loss of US$18,922,833 and, as at that date, the Group's current liabilities exceed its current assets by US$47,586,363 and it had a shareholders' deficit of US$46,617,337. Search Capital Partners Limited, the Company's controlling shareholder, has confirmed that it will provide such financial support to the Company and its subsidiaries as is required to enable them to meet their debts as they fall due. On the strength of this assurance, the financial statements have been prepared on a going concern basis.

2    Significant accounting policies

        The principal accounting policies adopted in the preparation of these financial statements are set out below:

(a)   Basis of preparation

        The financial statements have been prepared in accordance with accounting principles generally accepted in Hong Kong and comply with accounting standards issued by the Hong Kong Institute of Certified Public Accountants ("HKICPA"). They have been prepared under the historical cost convention.

        The HKICPA has issued a number of new and revised Hong Kong Financial Reporting Standards and Hong Kong Accounting Standards ("new HKFRSs") which are effective for accounting periods beginning on or after 1 January 2005. Accordingly, the Group has not adopted these new HKFRSs in the financial statements for the year ended 31 December 2004. The Group has already commenced an assessment of the impact of these new HKFRSs but is not yet in a position to state whether these new HKFRSs would have a significant impact on its results of operations or financial position.

(b)   Group accounting

  (i)
  Consolidation

        The consolidated financial statements include the accounts of the Company and its subsidiaries.

        Subsidiaries are those entities in which the company, directly or indirectly, controls more than one half of the voting power or has the power to govern the financial and operating policies, to appoint or remove the majority of the members of the board of directors, or to cast majority of votes at the meetings of the board of directors.

        All significant intercompany transactions and balances within the Group are eliminated in consolidation.

  (ii)
  Translation of foreign currencies

        Transactions in foreign currencies are translated at exchange rates ruling at the transaction dates. Monetary assets and liabilities expressed in foreign currencies at the balance sheet date are translated at rates of exchange ruling at the balance sheet date. Exchange differences arising in these cases are dealt with in the statement of operations.

        The balance sheets of subsidiaries expressed in foreign currencies are translated at the rates of exchange ruling at the balance sheet date while their statement of operations are translated at an average rate. Exchange rate differences are dealt with as a movement in reserves. Exchange differences for the years ended 31 December 2004, 2003 and 2002 are not material.

        The consolidated financial statements are expressed in United States Dollars ("US$") and have been translated into US$ at the exchange rates stipulated by the People's Bank of China.

(c)   Intangibles

  (i)
  Goodwill

        Goodwill represents the excess of the cost of an acquisition over the fair value of the Group's share of the net assets of the acquired subsidiary at the date of acquisition. Goodwill is amortized using the straight-line method over its estimated useful life of 20 years.

  (ii)
  Trademarks

        Expenditure on acquired trademarks is capitalized and amortized using the straight-line method over their useful lives of 20 years. Trademarks are not revalued as there is no active market for these assets.

  (iii)
  Impairment of intangible assets

        Where an indication of impairment exists, the carrying amount of any intangible asset, including goodwill previously written off against reserves, is assessed and written down immediately to its recoverable amount.

(d)   Fixed assets

  (i)
  Fixed assets

        Fixed assets, comprising leasehold improvements, computer and office equipment, film production equipment and construction in progress, are stated at cost less accumulated depreciation and accumulated impairment losses.

  (ii)
  Depreciation

        Fixed assets are depreciated at rates sufficient to write off their cost less accumulated impairment losses over their estimated useful lives on a straight-line basis. The principal annual rates are as follows:

Leasehold improvements	20%-33%
Computer and office equipment	20%-33%
Film production equipment	25%
  (iii)
  Impairment and gain or loss on sale

        At each balance sheet date, both internal and external sources of information are considered to assess whether there is any indication that assets included in other fixed assets are impaired. If any such indication exists, the recoverable amount of the asset is estimated and where relevant, an impairment loss is recognized to reduce the asset to its recoverable amount. Such impairment losses are recognized in the statement of operations.

        The gain or loss on disposal of a fixed asset is the difference between the net sales proceeds and the carrying amount of the relevant asset, and is recognized in the statement of operations.

(e)   Operating leases

        Leases where substantially all the risks and rewards of ownership of assets remain with the leasing company are accounted for as operating leases. Payments made under operating leases net of any incentives received from the leasing company are charged to operations on a straight-line basis over the lease periods.

(f)    Inventories

        Inventories comprise merchandised goods and are stated at the lower of cost and net realizable value. Cost, calculated on the weighted average basis, comprises all costs of purchase and other costs incurred in bringing the inventories to their present location and condition. Net realizable value is determined on the basis of anticipated sales proceeds less estimated selling expenses.

(g)   Accounts receivable

        Provision is made against accounts receivable to the extent they are considered to be doubtful. Accounts receivable in the balance sheet are stated net of such provision.

(h)   Cash and cash equivalents

        Cash and cash equivalents are carried in the balance sheet at cost. For the purposes of the cash flow statement, cash and cash equivalents comprise cash on hand, deposits held at call with banks, cash investments with a maturity of three months or less from date of investment and bank overdrafts.

(i)    Provisions

        Provisions are recognized when the Group has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation, and a reliable estimate of the amount can be made.

(j)    Employee benefits

        Chinese employees of the Company participate in employee social security plans, including pension, medical, housing and other welfare benefits, organized and administered by the governmental authorities.

        According to the relevant regulations, contributions accrued and remitted to the labor and social welfare authorities are calculated based on percentages of the employees' total salaries, subject to certain ceilings.

        Contributions to retirement benefit plans and other retirement benefits paid are charged to the income statement in the period in which they are incurred.

(k)   Share options

        When share options are granted to directors and to employees, no compensation cost is recognized.

(l)    Deferred taxation

        Deferred taxation is provided in full, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the accounts. Taxation rates enacted or substantively enacted by the balance sheet date are used to determine deferred taxation.

        Deferred tax assets are recognized to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized. Deferred taxation is provided on temporary differences arising on investments in subsidiaries, except where the timing of the reversal of the temporary difference can be controlled and it is probable that the temporary difference will not reverse in the foreseeable future.

(m)  Revenue recognition

        Provided it is probable that the economic benefits will flow to the Group and the revenue and costs, if applicable, can be measured reliably, revenue is recognized in the statement of operations as follows:

  (i)
  Sale of goods

        Revenue from the sale of goods is recognized on the transfer of risks and rewards of ownership, which generally coincides with the time when the goods are accepted by customers and title has passed.

  (ii)
  Interest income

        Interest income is recognized on a time apportioned basis, taking into account the principal amounts outstanding and the interest rates applicable.

(n)   Borrowing costs

        Borrowing costs that are directly attributable to the acquisition, construction or production of an asset that necessarily takes a substantial period of time to get ready for its intended use are capitalized as part of the cost of that asset.

        All other borrowing costs are charged to the statement of operations in the year in which they are incurred.

(o)   Related parties

        For purposes of these financial statements, parties are considered to be related to the Group if the Group has the ability, directly or indirectly, to control the party or exercise significant influence over the party in making financial and operating decisions, or vice versa, or where the Group and the party are subject to common control or common significant influence. Related parties may be individuals or entities.

(p)   Reclassifications

        Certain amounts in the prior years' consolidated financial statements have been reclassified to conform to the 2004 presentation.

3    Goodwill impairment

        In 2004, the Directors of the Company performed an assessment of the recoverability of goodwill arising from its acquisition of HSSL and determined that the goodwill brought no future benefits to the Company and therefore should be fully written off. The effect of this write-off to the 2004 statement of operations is US$898,896.

4    Turnover

        The principal activity of the Group is retailing. Turnover represents the sales value of goods supplied to customers less discounts and returns.

5    Loss before taxation

        Loss before taxation is stated after charging the following:

	2004	2003	2002
	US$	US$	US$
—Salaries and wages	$3,848,600	$5,058,857	$4,929,126
—Severance cost	72,800	—	—
—Contribution to statutory pension scheme	633,426	583,013	—
Provision for doubtful debts of trade and other receivables	136,536	25,000	78,342
Write-down of inventories to net realizable value	287,789	—	—
Provision for impairment of fixed assets	87,443	—	—
Office rental—operating lease	417,379	362,727	573,315
Depreciation	1,147,613	1,236,568	972,522
Amortization of intangible assets	1,625	5,711	9,505
Amortization of positive goodwill	—	51,366	51,366
Provision for impairment of goodwill	898,896	—	—
Auditors' remuneration	49,000	37,000	34,000
Loss on disposal of fixed assets	1,465,149	3,285	20,511
Interest expenses
—on bank loans	93,734	—	—
—on loan from Search Capital Partners Limited	7,027,537	3,245,017	644,689
—on loan from TVSN Investors (PAPE I) Limited	196,579	—	—
—on loan from HSN Capital LLC	87,896	276,351	201,619

6    Taxation

        Taxation in the statement of operations represents provision for taxation calculated at the appropriate rates of taxation ruling in the relevant countries.

  (a)
  No provision for taxation has been made in the statement of operations for the years ended 31 December 2004, 2003 and 2002 since neither the Company nor any of its subsidiaries have earned any profits assessable to profits tax.

  (b)
  Since the Group incurred losses for both accounting and taxation purposes for the three years ended 31 December 2004, no reconciliation of tax expense to accounting profit has been included in these financial statements.

  (c)
  The Group has not recognized deferred tax assets as the directors consider it is uncertain whether the tax losses of the Group will be able to be utilized.

7    Finance costs

	2004	2003	2002
	US$	US$	US$
Interest expense on
Bank loans	$93,734	$—	$—
Shareholders' loans	7,312,012	3,521,368	846,308

	$7,405,746	$3,521,368	$846,308

8    Directors' remuneration

        The aggregate amount of emoluments payable to directors of the Group during the year are as follows:

	2004	2003	2002
	US$	US$	US$
Fees	Nil	Nil	Nil
Salaries and other emoluments	$378,165	$700,000	$700,000

9    Fixed assets

	Leasehold improvements	Computer and office equipment	Film production equipment	Construction in progress	Total
	US$	US$	US$	US$	US$
Cost
At 31 December 2003	$2,313,050	$2,179,905	$1,422,375	$206,563	$6,121,893
Additions	764	33,786	—	231,053	265,603
Transfers	—	293,126	—	(293,126)	—
Disposals	(2,106,496)	(270,976)	—	—	(2,377,472)

At 31 December 2004	207,318	2,235,841	1,422,375	144,490	4,010,024

Accumulated depreciation
At 31 December 2003	(460,573)	(1,376,276)	(895,426)	—	(2,732,275)
Charge for the year	(430,884)	(410,259)	(306,470)	—	(1,147,613)
Disposals	771,582	131,459	—	—	903,041

At 31 December 2004	(119,875)	(1,655,076)	(1,201,896)	—	(2,976,847)

Provision for impairment
At 31 December 2003	—	—	—	—	—
Impairment charge	(87,443)	—	—	—	(87,443)

At 31 December 2004	(87,443)	—	—	—	(87,443)

Net book value
At 31 December 2004	$—	$580,765	$220,479	$144,490	$945,734

At 31 December 2003	$1,852,477	$803,629	$526,949	$206,563	$3,389,618

10    Intangible assets

Trademarks
US$
Cost
At 31 December 2003 and 31 December 2004	$32,500

Accumulated amortization
At 31 December 2003	(7,583)
Charge for the year	(1,625)

At 31 December 2004	(9,208)

Net book value
At 31 December 2004	$23,292

At 31 December 2003	$24,917

11    Goodwill

Positive goodwill
US$
Cost
At 31 December 2003	$1,027,311
Impairment charge	(1,027,311)

At 31 December 2004	—

Accumulated amortization
At 1 January 2004	(128,415)
Impairment charge	128,415

At 31 December 2004	—

Carrying amount
At 31 December 2004	$—

At 31 December 2003	$898,896

(a)
Goodwill represents the excess of the acquisition cost of HSSL over the fair value of the Group's share of its net assets at the date of acquisition. For the year ended 31 December 2004, HSSL reported a net loss of US$8,085,972, and as at that date, its shareholders' deficit amounted to US$2,506,066. The directors of the Company performed an assessment of the recoverability of the goodwill in HSSL and concluded that the goodwill should be fully provided for in 2004.

12    Inventories

        Inventories represent merchandised goods. As at 31 December 2004, the carrying amount of inventories that are carried at net realizable value amounted to US$734,056 (2003: Nil).

13    Trade and other receivables

	2004	2003
	US$	US$
Due from related parties
—Shareholders	$12,387	$12,387
Trade receivables	1,563,696	1,576,241
Prepayments and deposits	823,418	795,210

	2,399,501	2,383,838
Less: Provision for doubtful debts	(109,382)	(25,000)

	$2,290,119	$2,358,838

14    Trade and other payables

	2004	2003
	US$	US$
Due to related parties
—Shareholders	$—	$1,299
—Payable to other shareholder of HSSL	406,318	105,675
Trade payables	1,398,388	1,419,342
Other payables	378,344	442,770
Accruals	1,569,156	1,532,355

	$3,752,206	$3,501,441

        All of the trade and other payables are expected to be settled within one year.

15    Short-term bank loans

        Bank loans bear interest at the rates ranging from 4.54% to 4.70% per annum and are guaranteed by Search Capital Partners Limited, a controlling shareholder of the Company.

16    Shareholders' loans

        Shareholders' loans comprise the following:

	2004	2003
	US$	US$
Non-interest bearing loans:
Search Capital Partners Limited	$—	$1,869,181
TVSN Investors (PAPE I) Limited	—	980,400
HSN Capital LLC	—	757,483

	—	3,607,064

Interest bearing loans:
Search Capital Partners Limited	41,864,889	26,995,083
TVSN Investors (PAPE I) Limited	1,093,589	—
HSN Capital LLC	—	3,464,548

	42,958,478	30,459,631

Total shareholders' loan	42,958,478	34,066,695
Less: Current portion	(42,958,478)	—

	$—	$34,066,695

        Shareholders' loans are unsecured and are repayable on 31 December 2005.

        Interest bearing shareholders' loans bear interest at rates 20% per annum (2003: 6.84% to 20%).

17    Equity compensation benefits

        The Company has a share option scheme which was adopted on 1 June 2000 whereby the directors of the Company are authorized, at their discretion, to invite employees of the Group, including directors of any companies in the Group, to take up options to subscribe for shares of the Company's immediate subsidiary, TVSN China (Holdings) Limited. The exercise price of options is fixed at US$8.81 per share for certain employees specified upon the adoption of the plan ("designated employees"). The exercise price of options for all other employees ("non-designated employees") is fixed at US$17.62 per share. Pursuant to a Board of Directors resolution dated 24 July 2003, the exercise price of share options granted to certain non-designated employees was revised from US$17.62 to US$8.81. The options vest in equal installments over 5 and 4 years commencing one year after the date on which the option is granted for designated employees and non-designated employees respectively. The options are only exercisable upon the occurrence of certain conversion events specified in the terms of the plan. All options expire no later than the earlier of 1 July 2008 or 90 days after the next date on which the options become exercisable.

        Up to 31 December 2004, none of the conversion events have taken place.

        (a) Movements in share options:

	2004	2003
At 1 January	389,338	443,136
Forfeited/lapsed	(28,845)	(53,798)

At 31 December	360,493	389,338

Options vested at 31 December	346,768	300,114

        (b) Terms of unexpired and unexercised share options at balance sheet date:

	2004	2003
Exercise price
US$8.81	233,393	234,563
US$17.62	127,100	154,775

	360,493	389,338

        (c) No share options were granted during the two years ended 31 December 2004.

18    Share capital

	2004	2003
	US$	US$
Authorised:
Ordinary shares of US$0.01 each	$80,000	$80,000

Issued and fully paid:
Ordinary shares of US$0.01 each	$45,000	$45,000

        Capital surplus represents the portion of proceeds from shareholders for subscription of the Company's ordinary shares in excess of the par value.

19    Consolidated cash flow statement

  (a)
  Reconciliation of net loss to net cash outflow used in operating activities:

	2004	2003	2002
	US$	US$	US$
Net loss	$(18,922,833)	$(14,385,821)	$(14,218,116)
Adjustments for:
Depreciation	1,147,613	1,236,568	972,522
Amortisation of intangible assets	1,625	5,711	9,505
Amortization of positive goodwill	—	51,366	51,366
Provision for impairment of positive goodwill	898,896	—	—
Provision for impairment of trade and other receivables	136,536	25,000	—
Provision for impairment of inventories	287,789	—	—
Provision for impairment of fixed assets	87,443	—	—
Loss on disposal of fixed assets	1,465,149	3,285	20,511
Interest expenses	7,405,746	3,521,368	—

Operating loss before working capital changes	(7,492,036)	(9,542,523)	(13,164,212)
Decrease/(increase) in inventories	624,368	299,040	(1,094,872)
(Increase)/decrease in trade and other receivables	(67,817)	476,817	(691,034)
Increase in trade and other payables	569,239	53,624	2,095,088

Cash used in operating activities	(6,366,246)	(8,713,042)	(12,855,030)
Interest paid	(93,734)	(780)	—

Net cash outflow used in operating activities	$(6,459,980)	$(8,713,822)	$(12,855,030)

  (b)
  Analysis of changes in financing during the year:

	Short-term bank loans and shareholders' loans
	2004	2003	2002
	US$	US$	US$
At 1 January	$34,066,695	$21,067,406	$6,689,947
Net cash inflows	6,876,872	9,480,000	13,531,151
Interest expenses capitalized as loans	7,312,012	3,519,289	846,308

At 31 December	$48,255,579	$34,066,695	$21,067,406

20    Commitments

  (a)
  As at 31 December, the Group has capital commitments for purchases of fixed assets as follows:

	2004	2003
	US$	US$
Contracted but not provided for	$324,506	$—

  (b)
  As at 31 December, the Group has the following commitments under television advertising and service contracts:

	2004	2003
	US$	US$
Not later than one year	$241,546	$120,773
Later than one year and not later than five years	1,449,275	966,184
Later than five years	1,449,275	2,173,913

	$3,140,096	$3,260,870

  (c)
  As at 31 December, the minimum lease payments under non-cancellable operating leases are payable as follows:

	2004	2003
	US$	US$
Not later than one year	$352,820	$1,115,899
Later than one year and not later than five years	718,669	331,096
Later than five years	74,861	—

	$1,146,350	$1,446,995

21    Material related party transactions

        Loans from shareholders of the Company and the related interest expenses are disclosed in Note 16 and Note 7, respectively.

        A controlling shareholder charged a service fee of US$ 225,000 (2003: nil and 2002: nil) to TVSN China.

22    Warrants granted to other shareholders of HSSL and Visualstar

        On 26 July 2001 the Company and one its subsidiaries, TVSN China (Holdings) Limited, entered into an agreement with the other shareholders of HSSL and Visualstar and one of their related parties which provides that, subject to the fulfillment of certain conditions precedent, or waiver thereof by the Company, TVSN China (Holdings) Limited has agreed to grant these parties warrants enabling them to subscribe for shares in TVSN China (Holdings) Limited at an exercise price of US$17.62 per share (subject to adjustment in the event of any consolidation, sub-division or reduction of the share capital of TVSN China (Holdings) Limited or the Company). The number of shares in TVSN China

(Holdings) Limited which are eligible for purchase under the warrant agreement varies depending on the date upon which the conditions precedent are fulfilled. As at 31 December 2003 and 2004, warrants to purchase 360,000 shares of TVSN China (Holdings) Limited, representing 8% of its issued share capital, were granted. Up till 31 December 2004, no such warrants granted were exercised.

23    Ultimate holding company

        The directors consider the ultimate holding company to be Search Investment Office Ltd., which is incorporated in the British Virgin Islands.

24    Summary of significant differences between generally accepted accounting principles ("GAAP") in Hong Kong and U.S. GAAP

        The following is a general summary of significant differences between Hong Kong GAAP and U.S. GAAP as applicable to the Group:

        The financial position and the results of operations of the Group have been prepared in accordance with Hong Kong GAAP, which differs in certain significant respects from U.S. GAAP. Certain significant differences between Hong Kong GAAP and U.S. GAAP that would have had an impact on the Group's financial position and results are summarized below. The Group has not quantified the effects of the differences between Hong Kong GAAP and U.S. GAAP, and therefore there can be no assurance that the financial position and results of operations reported in accordance with Hong Kong GAAP would not be adversely impacted if determined in accordance with U.S. GAAP. Such summary should not be construed to be exhaustive. Additionally, no attempt has been made to identify disclosure, presentation or classification differences that would affect the manner in which transactions and events are presented in the Group's financial position and results or notes thereto. No attempt has been made to identify all future differences between Hong Kong GAAP and U.S. GAAP that may affect the Group's financial statements as a result of transactions or events that may occur in the future.

Accounting for goodwill

        Under Hong Kong GAAP, goodwill arising from transactions completed from 1 January 2001 onwards is capitalized and amortized on a straight-line basis over its estimated useful life. The amortization charge for each period is recognized as an expense. Goodwill is required to be tested whenever there are indications that impairment may exist. An impairment loss is recognized in the statement of operations whenever the carrying amount of goodwill exceeds its recoverable amount estimated at each balance sheet date.

        For U.S. GAAP purposes, prior to 1 January 2002, goodwill arising on acquisitions was accounted for as an asset and amortized over the estimated period of benefit. Effective 1 January 2002, SFAS No. 142 "Goodwill and Other Intangible Assets" requires that goodwill with an indefinite useful life no longer be amortized but instead be tested for impairment upon first adoption and annually thereafter, or more frequently if events or changes in circumstances indicate that it might be impaired, using the prescribed two-step process. The first step screens for potential impairment of goodwill if the fair value of the goodwill is less than its carrying value, while the second step measures the amount of goodwill impairment, if any, by comparing the implied fair value of goodwill to its carrying value.

Stock option plans and warrants

        The Group has adopted a stock option plan for employees and has also issued warrants to related parties giving the right to subscribe for shares in a subsidiary company. The Group follows the current practice in Hong Kong that no accounting entries are made when granting share options or warrants.

        Under U.S. GAAP, stock compensation expense is recorded in an entity's financial statements when options on the stock are granted to its employees. Under Accounting Principles Board No. 25, the amount of stock compensation expense is determined based upon the excess, if any, of the quoted market price of the stock over the exercise price of the options at the date of the grant and is amortized over the vesting period of the options concerned.

        Under U.S. GAAP the warrants would be accounted for as part of the Group's interest in HSSL and Visualstar

QuickLinks

  Exhibit 99.4
TVSN Asia Pacific (Holdings) Limited and Subsidaries Consolidated Statements of Operations for the Years Ended 31 December (Unaudited)
TVSN Asia Pacific (Holdings) Limited and Subsidiaries Consolidated Balance Sheets As At 31 December (Unaudited)
TVSN Asia Pacific (Holdings) Limited and Subsidiaries Consolidated Cash Flow Statements for the Years Ended 31 December (Unaudited)
TVSN Asia Pacific (Holdings) Limited and Subsidiaries Notes to the Consolidated Financial Statements (Unaudited)